Exhibit 10.1
This Promissory Note has not been registered under the Securities Act of 1933 and may be sold or otherwise transferred only if the holder hereof complies with that law and other applicable securities laws.
PROMISSORY NOTE

$33,000,000.00	July 3, 2006
Dallas, Texas
     FOR VALUE RECEIVED, Atlas Investments, Inc., a Nevada corporation (herein referred to as the “Maker”), hereby promises and agrees to pay to the order of U.S. Concrete, Inc., a Delaware corporation (the “Holder”), the principal amount of THIRTY-THREE MILLION DOLLARS ($33,000,000), together with interest on the unpaid principal sum from (and including) the date hereof until (but excluding) the date on which that unpaid principal sum shall become due and payable (whether on the Maturity Date (as hereinafter defined) or upon acceleration thereof pursuant to the provisions of Section 3(b)), at the rate of five percent (5.0%) per annum as hereinafter provided; provided, however that, notwithstanding the foregoing, if the Closing (as hereinafter defined) under the Stock Purchase Agreement (as hereinafter defined) does not occur as a result of the failure of a condition set forth in Section 4.03 of the Stock Purchase Agreement or the failure of the Holder to obtain the Financing (as defined in the Stock Purchase Agreement), no such interest shall accrue. Any past due principal and interest owing under this Promissory Note (this “Note”) shall bear interest from and after the date such obligations first become payable until paid at a per annum rate equal to the lesser of (i) eighteen percent (18.0%) or (ii) the maximum nonusurious rate allowed under applicable law (the “Highest Lawful Rate”), which interest shall be payable upon demand. All interest hereunder shall be calculated on the basis of a 365-day year for the actual number of days elapsed. References in this Note to the “Stock Purchase Agreement” mean that certain Stock Purchase Agreement made as of June 27, 2006 by and among the Holder, Atlas Concrete Inc., an Alberta, Canada corporation (“Atlas”), Wild Rose Holdings Ltd., a Jersey corporation (“Wild Rose”), Alberta Investments Inc., a Texas corporation of which the Maker is a direct, wholly owned subsidiary (“Alberta”), Alliance Haulers, Inc., a Texas corporation (“Alliance”), and the Maker.
1.	Payment Obligations.
(a)	Principal and Interest. Subject to Section 3(b), the principal amount of this Note shall be due and payable in full immediately upon the first to occur of (i) the time of the Closing (as defined in the Stock Purchase Agreement) or (ii) 9:00 A.M., Central Time, on July 5, 2006 (the date of the first such time to occur is referred to herein as the “Maturity Date”). Interest on the unpaid principal amount of this Note shall accrue and shall be payable as provided above. Payments of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by written notice to the Maker. Any check, draft or other instrument given in payment of all or any portion of this Note may be accepted by the Holder and handled in collection in a customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Holder except to the extent that actual cash proceeds of such instruments are unconditionally received by the Holder. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal may, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full, it shall be surrendered to the Maker and cancelled and shall not be reissued.
(b)	As further provided in Section 5, each of Atlas, Wild Rose, Alberta and Alliance (each, a “Guarantor”) is guaranteeing the payment obligations of the Maker under this Note. Pursuant to the provisions of the Pledge and Security Agreement dated as of the date of this Note to which Atlas, Wild Rose, Alberta and the Holder are parties (the “Pledge Agreement”), the guarantee obligations of the Guarantors are being secured by a security interest in all of the outstanding capital stock of each of Alberta, Alliance and the subsidiaries of Alberta specified in the Pledge Agreement (the “Collateral”). Each of the Maker and the Guarantors sometimes is referred to herein as an “Obligor.”

(c)	Regardless of any provision contained herein, or in any other document executed in connection with this Note, the Holder shall never be entitled to contract for, charge, take, reserve, receive, collect, or apply, as interest on any obligation payable under this Note, any unearned interest or any amount in excess of the Highest Lawful Rate, and in the event the holder hereof ever contracts, for charges, takes, reserves, receives, collects or applies, as interest, any unearned interest or any such excess, such amount shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall forthwith be refunded to the Maker.
2.	Certain Covenants. The Obligors hereby covenant and agree as follows, after the date of the Note and until such time as this Note has been paid in full in cash:
(a)	Maintenance of existence. Each Obligor shall maintain its corporate or other legal entity existence and remain in good standing in its jurisdiction of formation.

(b)	Continuation of business. Each Obligor shall continue its principal lines of business carried on as of the date of this Note.

(c)	Maintenance of insurance. Each Obligor shall maintain or cause to be maintained insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as is customary in its respective industries.
(d)	Maintenance of books and records. Each Obligor shall maintain its accounting books and records in accordance with accounting principles generally accepted in the United States (“GAAP”) in all material respects.

(e)	Compliance with laws. Each Obligor shall comply with all laws and governmental regulations applicable to it, except to the extent that the failure to so comply would not have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(f)	Notification of default. Each Obligor shall notify the Holder, immediately after receipt by such Obligor, of any notice of default received by it under any Interest-Bearing Debt (as defined in the Stock Purchase Agreement) or any agreement or instrument governing or creating any Interest-Bearing Debt or any material Indebtedness (as hereinafter defined) of such Obligor or any of its consolidated subsidiaries. As used in this Note, “Indebtedness” means, with respect to any Obligor, without duplication:
(i)	indebtedness of such Obligor for borrowed money;

(ii)	obligations of such Obligor evidenced by bonds, debentures, promissory notes, or other similar instruments;

(iii)	obligations of such Obligor in respect of letters of credit, bankers’ acceptances, or other similar instruments, excluding obligations in respect of trade letters of credit, bankers’ acceptances, or other similar instruments issued in respect of trade payables or similar obligations to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of such Obligor is paid within three days;

(iv)	obligations of such Obligor to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities in accordance with GAAP, excluding trade payables, advances on contracts, deferred compensation and similar liabilities arising in the ordinary course of business of such Obligor; and

(v)	rent obligations of such Obligor as lessee under any lease arrangement classified as a capital lease on the balance sheet of such Obligor in accordance with GAAP.
(g)	Restrictions on issuances of capital stock and divestitures, mergers and consolidations. Except pursuant to the terms of the Stock Purchase Agreement or the Pledge Agreement: (i) none of the Obligors shall issue or sell any shares of their capital stock or other equity interests, except to the Holder pursuant to the terms of the Stock Purchase Agreement; and (ii) Alberta shall not sell, transfer or pledge any capital stock of the Maker to any person or entity. None of the Obligors shall enter into any merger or consolidation transaction pursuant to which any of them may be acquired by an entity other than the Holder. Neither the Maker nor any other Obligor shall sell all of its assets or its assets substantially as an entirety (whether in a single transaction or a series of related transactions).
(h)	Subordination of additional Indebtedness. Any Indebtedness incurred by the Maker after the date of this Note will be expressly subordinated (pursuant to customary subordination provisions) to the indebtedness under this Note.

(i)	Prohibitions on incurrence of new liens. No Obligor shall grant any liens on its assets to secure any Indebtedness.

(j)	Restrictions on certain guaranties. No Obligor shall provide a guaranty of the obligations of any person or entity.

(k)	Restrictions on transactions with affiliates. No Obligor shall engage in any transactions with affiliated persons or entities, except as permitted by Section 2(l).

(l)	Restricted payments. No Obligor shall pay any dividends or make any similar distributions to Alberta; provided, however, that this covenant shall not restrict (i) the Maker from making, declaring and paying to Alberta a one-time cash dividend in the amount of $15,000,000 and a loan to Alberta in the amount of $18,000,000, or (ii) Alberta from making, declaring and paying a one-time cash distribution in the amount of $33,000,000 in respect of its outstanding series A preferred stock.

(m)	Prohibition on loans. Except as permitted by Section 2(l)(i), no Obligor shall make loans to any person or entity.
3.	Events of Default and Remedies.
(a)	Events of Default. So long as this Note has not been paid in full in cash, each of the following events will constitute an “Event of Default”:
(i)	any default in the payment of the principal or accrued interest payable under this Note, as and when the same shall become due and payable;

(ii)	any breach of any of the covenants contained in Section 2;

(iii)	commencement of an involuntary case or other proceeding against any Obligor seeking (A) liquidation, reorganization, or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a receiver, liquidator, custodian, or trustee of any Obligor or for all or substantially all the property and other assets of any Obligor; or
(iv)	(A) commencement of a voluntary case by any Obligor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent by any Obligor to the entry of an order for relief in an involuntary case against such Obligor under any such law, (C) consent by any Obligor to the appointment or taking possession by a receiver, liquidator, custodian, or trustee of such Obligor or for all or substantially all its assets or (D) a general assignment by any Obligor for the benefit of its creditors.
(b)	Remedies. If an Event of Default shall occur, then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Maker.

(c)	Expenses. If an Event of Default shall occur, the Maker shall pay, and save the Holder harmless against liability for the payment of, all reasonable expenses, including reasonable attorneys’ fees, incurred by the Holder in enforcing its rights hereunder.
4.	Waivers; Amendments. To the extent permitted by applicable law, each Obligor, for itself and its legal representatives, successors and assigns, hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker or any other Obligor with respect to this Note. The Obligors agree that the Holder may extend the time for repayment or accept partial payment an unlimited number of times without discharging or releasing any of the Obligors from their respective obligations under this Note (including the Guaranties). No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note (including the Guaranties), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification, or waiver of any provision of this Note (including the Guaranties), nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Each Obligor also hereby expressly waives, as a defense, any counterclaim, setoff or claim which such Obligor may now or hereafter have against the Holder.
5.	Guaranties. (a) Subject to the terms and conditions of this Note, the Guarantors hereby, jointly and severally, unconditionally guarantee to the Holder the prompt and complete payment in cash when due of all the Maker’s payment obligations to the Holder under this Note (the “Obligations”). An Event of Default under this Note shall constitute an event of default under the guaranties of the Guarantors provided in this Section 5 (the “Guaranties”), and shall entitle the Holder to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations. The Guaranties constitute guarantees of payment when due and not of collection.
(b)	Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent transfers or conveyances or to the insolvency of debtors (after giving effect to any right of contribution from the other Guarantor).

(c)	The Guarantors shall not exercise any rights which they may acquire by way of subrogation to the rights of the Holder hereunder until all the Obligations shall have been paid in full in cash. Subject to the foregoing, upon payment of all the Obligations, the Guarantors shall be subrogated to the rights of the Holder against the Maker, and the Holder agrees to take such steps as the Guarantors may reasonably request to implement such subrogation.

(d)	To the maximum extent permitted by applicable law, the Guarantors understand and agree that the Guaranties shall be construed as continuing, complete, absolute, and unconditional guarantees of payment without regard to, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of, and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following: (i) any defense, setoff, or counterclaim (other than the defense of payment or performance in full) which may at any time be available to or be asserted by the Maker against the Holder; (ii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution, or lack of power of the Maker or any of the other Guarantors, or any sale, lease, or transfer of any or all of the assets of the Maker or any of the other Guarantors, or any change in the shareholders or other equity owners of the Maker or any of the other Guarantors; (iii) any change in the corporate or other existence, structure, or ownership of any other Obligor; (iv) the absence of any attempt to collect the Obligations or any part of them from any other Obligor; or (v) any other circumstance or act which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of such Guarantor under its Guaranty, in bankruptcy or in any other instance (other than the defense of payment or performance in full). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against either Guarantor, the Holder may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Maker or any of the other Guarantors, and any failure by the Holder to make any such demand, to pursue such other rights or remedies, or to collect any payments from the Maker or any of the other Guarantors, or any release of the Maker or any of the other Guarantors, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied, or available as a matter of law, of the Maker against such Guarantor.
6.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; (c) as of the time of the execution and delivery of this Note, and after giving effect to the incurrence of the indebtedness and the other transactions contemplated hereby, all representations of the Obligors contained in the Stock Purchase Agreement and the Pledge Agreement are and shall be true and correct and no breach of the obligations of any of the Obligors has occurred under the Stock Purchase Agreement or the Pledge Agreement; and (d) this Note constitutes a legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting creditors’ rights; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.	Entire Agreement; Assignment. This Note, the Stock Purchase Agreement and the Pledge Agreement constitute the entire agreement and understanding among the Holder and the Obligors with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among such parties with respect to the subject matter of this Note. The Holder may transfer or assign this Note or any of its rights to payment hereunder to any third party without the consent of the Maker (including, without limitation, to the administrative or collateral agent for any secured credit facility enter into by Holder prior to, on or after the date hereof, in connection with the security arrangements relating thereto), and any such transfer or assignment shall be binding on the Maker, and any assignee of the Holder shall be entitled to enforce all the rights of the original Holder so transferred or assigned to such assignee. The Maker may not assign any of its rights or obligations under this Note without the prior written consent of the Holder.

8.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:
(i)	if to the Holder, addressed to it at 2925 Briar Park, Suite 1050, Houston, Texas 77042, to the attention of Donald C. Wayne, or at such other address as the Holder may hereafter specify to the Obligors in writing; or

(ii)	if to any Obligor, addressed to it at 850, 335 Eighth Avenue S.W., Calgary, Alberta, Canada T2P 1C9, to the attention of Gerald A. Berkhold, or at such other address as the Obligors may hereafter specify to the Holder in writing.
9.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. Unless otherwise stated or the context otherwise requires: (i) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (ii) all references herein to sections shall be construed to refer to sections of this Note.

10.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality, and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11.	Governing Law. The construction, validity, and enforceability of this Note shall be governed by the substantive laws of the State of Texas, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.
* * *

MAKER: ATLAS INVESTMENTS, INC.
By:	/s/ Gerald A. Berkhold
Gerald A. Berkhold
Director

GUARANTORS: ATLAS CONCRETE INC.
By:	/s/ Gerald A. Berkhold
Gerald A. Berkhold
President

WILD ROSE HOLDINGS LTD.
By:	/s/ Gerald A. Berkhold
Gerald A. Berkhold
Director

ALBERTA INVESTMENTS INC.
By:	/s/ Gerald A. Berkhold
Gerald A. Berkhold
President

ALLIANCE HAULERS, INC.
By:	/s/ Gerald A. Berkhold
Gerald A. Berkhold
Director